SCHEDULE A-1

                                 Earn-Out Amount

         The number of Units will be increased, and the Initial Limited Partner's capital account will be increased, nine (9) months after the date of contribution of the property by the Initial Limited Partner to the Partnership ("Contribution Date") by an amount equal to the quotient arrived at by dividing the Earn-Out Amount, as defined below, by 18.21. The Earn-Out Amount shall be the lesser of (i) $355,480 or (ii) the sum of the capitalized first year annual base rent for the initial terms of leases for Qualified Tenants, (as defined herein), at the rate of 10%. The term "Qualified Tenants" means any tenants, which are not Initial Limited Partner or Affiliates of Initial Limited Partner provided such tenants:

         1.       are procured by Initial Limited Partner;

         2. continually occupy and rent three or more of spaces B3, B4, D3, B14 or B15 within the center from the commencement of the respective lease to the Contribution Date;

         3. are not in default under any term of the leases prior to the Contribution Date;

         4. conduct businesses for two consecutive years or more prior to execution of the lease;

         5. are creditworthy, and provide adequate security, in the reasonable opinion of General Partner and in accordance with customary industry standards;

         6.       pay rent at market  rates for  comparable  space in the center
                  with  market   concessions   and  market  tenant   improvement
                  allowances;

         7. execute the standard form lease used for the Property for an initial lease term of five (5) years or longer, a form of which is attached hereto as Exhibit (unless another form or term is approved in writing by General Partner);

         8.       are not master tenants;

         9. do not violate any law or use covenants contained in any other leases in the center; and

         10.      do not duplicate any existing use within the center.

         All rent concessions, buildout expenses, leasing commissions, other tenant occupancy expenses payable by the Partnership as landlord, and down time and lost rent shall be paid by the Initial Limited Partner (collectively, the "Tenant Concessions"). Initial Limited Partner will grant a security interest in the Units delivered on the Contribution Date to secure Initial Limited Partner's obligation to pay the Tenant Concessions.
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